Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2012 , with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting included in the Annual Report of Knight Transportation, Inc. on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Knight Transportation, Inc. on Forms S-8 (File Nos. 333-72377, effective February 16, 1999, 333-105718, effective May 30, 2003, 333-126601, effective July 14, 2005, and 333-152756, effective August 4, 2008).

/s/ GRANT THORNTON LLP

Phoenix, AZ
February 29, 2012

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